Prospectus Supplement No. 1 (To Prospectus Dated March 21, 2006)	Filed Pursuant to Rule 424 (b)(3) Registration No. 333-131073

MAXWELL TECHNOLOGIES, INC.

This prospectus supplement updates the prospectus dated March 21, 2006.

We are providing this prospectus supplement to update the table in the prospectus under the caption “Selling Security Holders”, to reflect the sale by Castlerigg Master Investments Ltd., and acquisition by OTA LLC, of warrants to purchase 51,982 shares of common stock, as adjusted as set forth in the warrants. The amounts set forth below are based upon information provided to us by the selling security holders (or their representatives) and are accurate to the best of our knowledge. You should read this prospectus supplement together with the prospectus dated March 21, 2006, which is to be delivered with this prospectus supplement. Except as set forth in the table below, to the extent the information contained in this prospectus supplement differs or varies from the information contained in the prospectus dated March 21, 2006 or any document incorporated by reference, the information in the prospectus dated March 21, 2006 shall control.

Name of Selling Security Holder	Number of Shares Owned Prior to the Offering (1)(2)	Maximum Number of Shares Which May Be Sold Pursuant to This Prospectus (3)	Number of Shares Owned After Offering
Castlerigg Master Investments Ltd. (4)	1,710,526	2,491,078	—
OTA LLC (5)	0	51,982	—
TOTAL	1,710,526	2,543,060	—

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. The shares listed in this column include shares underlying the notes and shares underlying the warrants acquired in December 2005, in each case, which the selling security holders have the right to acquire within 60 days of January 17, 2006. Unless otherwise indicated, the selling security holder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders.
(2)	Assumes the full conversion of the principal underlying holder’s note at a conversion price of $19.00 and the full exercise of the holder’s warrant. Pursuant to Rule 416 of the Securities Act, this registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.
(3)

The number of shares to be sold by the selling security holders is based on 120% of the estimated number of shares of our common stock issuable to the selling security holders upon conversion of the notes and the interest accrued thereon and upon exercise of the related warrants (assuming for purposes of such calculation, that such notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part).

(4)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.
(5)	Ira Leventhal, a senior managing director of OTA LLC, has voting and investment control over the securities owned by OTA LLC.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 21, 2006.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 4, 2009.